Exhibit 11.2

Independent Auditor’s Inclusion Letter

We agree to the inclusion of our report dated December 2, 2025, with respect to the balance sheet of Groundfloor Loans 3 LLC as of October 31, 2025, which appears in the accompanying Offering Statement on Form 1-A of Groundfloor Loans 3 LLC.

Roanoke, Virginia

December 23, 2025